Exhibit 10.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made this __ day of August 2017 by and among __________ (the “Seller”), the individual or entity executing the Buyer’s signature page hereto (the “Buyer”) and Crone Law Group PC (the “Escrow Agent”).

WHEREAS, Seller wishes to sell 5,000,000 shares of the common stock, par value $0.001 per share (the “Common Stock”), of Med Spa Vacations Inc., a Nevada corporation (the “Company”), to Buyer on the terms and conditions set forth herein, and Buyer wishes to purchase such shares from Seller;

WHEREAS, several Stock Purchase Agreements of like tenor hereto (“Stock Purchase Agreements”) are being entered into between stockholders, including Seller (collectively, the “Sellers”), holding in the aggregate 4,345,000 unrestricted shares and 10,000,000 restricted shares of Common Stock of the Company (the “Aggregate Sale Amount”), and prospective purchasers of such shares, including Buyer (collectively, the “Buyers”); and

WHEREAS, Linan Gong (“Buyers’ Representative”) has delivered $25,000 to the Escrow Agent (the “Deposit”), pursuant to the terms of an Escrow Agreement (the “Earnest Money Escrow Agreement”) among Escrow Agent, Buyers’ Representative and James B. parsons (“Sellers’ Representative”).

NOW THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.                  Purchase and Sale of Stock.

(a)                Sale of Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties and covenants contained herein, Buyer agrees to purchase from Seller and Seller agrees to sell to Buyer Five Million (5,000,000) shares of Common Stock (the “Shares”), and any rights attached to the Shares as of the date hereof, including any forward splits of stock or other dividends, of the Company for an aggregate consideration of (a) _________ ($________) or $_________ per share (the “Seller Compensation”) plus (b) _________ ($________) or $_________ per share (the “Consulting Fee Reimbursement”) representing Buyer’s pro rata share of consulting fees incurred by the Company pursuant to a bona fide consulting agreement between the Company and __________ (the “Consultant”).

(b)                 Closing.

       (1)               The closing of the transactions contemplated hereunder (the “Closing”) shall take place at the office of the Escrow Agent on such date and time as is selected by the Escrow Agent (“Closing Date”) which must be after the satisfaction of all of the Closing Conditions (as defined below) and on or prior to the Termination Date (as defined below).

      (2)               Prior to the Closing Date,

(i)       Seller shall deliver to Escrow Agent an original certificate(s) issued by the Company representing the Shares duly registered in the name of Buyer and free of any legends or endorsements (the “Certificate”), in negotiable form, duly endorsed in blank or with duly executed stock transfer powers attached thereto and, in either case, with a medallion signature guaranty or with a waiver of medallion signature guaranty, together with copies of corporate or analogous authorizations on behalf of Seller (if an entity) authorizing the transactions contemplated by this Agreement (collectively, the “Seller Deliverables”).

(ii)       Buyer shall deliver to Escrow Agent the sum of the Seller Compensation, the Consulting Fee Reimbursement and the Escrow Fee and, for wires originating outside of the U.S., a $75.00 foreign wire fee via wire.

Accounting Contact: Linxiao Han; telephone: (___) ___-____; email: hanxiao-2004@126.com.

(iii)       The Company shall deliver to Escrow Agent a waiver of medallion signature guaranty (the “Medallion Guaranty Waiver”) in form and substance satisfactory to the Company’s transfer agent, with respect to any Shares represented by a Certificate that is registered without medallion signature guaranty as permitted by Section 1(c)(2)(i).

(3)               At the Closing:

(i)                 Escrow Agent shall deliver the Seller Compensation to Seller’s Representative in accordance with the instructions appearing beneath Seller’s signature on the signature page hereto;

(ii)               Escrow Agent shall deliver to Buyer, the Certificate, together with all other Seller Deliverables that had been deposited into escrow pursuant to Section 1(c)(2)(i) and any Medallion Guaranty Waiver required by Section 1(c)(2)(iii), if applicable;

(iii)             Escrow Agent shall deliver the Consulting Fee Reimbursement to the Consultant and/or his designee on behalf of the Company, pursuant to instructions to be provided in writing by the Company; and

(iv)             Escrow Agent will take control of and have earned Escrow Fee, if applicable.

(4)               The following shall be conditions to the consummation of the Closing (the “Closing Conditions”):

(i)       Deposit into escrow with the Escrow Agent of the Seller Compensation, Consulting Fee Reimbursement and Escrow Fee, if applicable;

(ii)       Deposit into escrow with the Escrow Agent of the Certificate and other Seller Deliverables and, if required by Section 1(c)(2)(iii), the Medallion Guaranty Waiver.

(iv)       The simultaneous closings of Stock Purchase Agreements with respect to the purchase and sale of an aggregate of no fewer shares of Common Stock than the Aggregate Sale Amount (including the Shares) (except for a delayed closing with respect to 20,000 unrestricted shares of the Aggregate Sale Amount held in the DTC system);

(v)       Execution and delivery to Crone Law Group PC, as counsel to Buyers’ Representative and Buyers of a legal opinion from counsel to the Sellers in form and substance satisfactory to Crone Law Group PC, in its sole discretion. Exhibit A hereto is a sample form of such opinion.

(vi)       Execution and delivery to Escrow Agent by Blaine Redfern and Morgan Powell (the “Restricted Holders”) of a split-off agreement, in substantially the form of Exhibit B hereto (the “Split-Off Agreement”), providing for, among other things, the transfer of the Company’s existing assets and liabilities to Split-Off Sub and the transfer of the stock of Split-Off Sub to the Restricted Holders upon the closing of the Stock Purchase Agreements; and

(vii)       Deposit by the Restricted Holders into escrow with Escrow Agent of all of the following:

(A)	Copies of corporate or analogous authorizations on behalf of the Restricted Holders (if an entity) authorizing the transactions contemplated by the Split-Off Agreement;
(B)	Counterpart signature pages to each of the Split-Off Agreement and the General Release Agreement (as defined in the Split-Off Agreement) duly executed by the Restricted Holders, as provided in the Split-Off Agreement;
(C)	Instructions to the Company’s Transfer Agent in substantially the form attached to the Split-Off Agreement attached hereto; and
(D)	Execution and delivery to the Escrow Agent by the Company of a representation letter, in substantially the form of Exhibit C hereto (the “Company Representation Letter”).

2.             Representations and Warranties of Seller.

As an inducement to Buyer to enter into this Agreement and to purchase the Shares, Seller hereby represents and warrants as follows:

(a)          Ownership of Shares. Seller is the record and beneficial owner of the Shares and has sole power over the disposition of the Shares. The Shares are free and clear of any liens, claims, encumbrances, and charges.

(b)         No Other Transfer. The Shares have not been sold, conveyed, encumbered, hypothecated or otherwise transferred by Seller except pursuant to this Agreement.

(c)          Authorization; Enforceability. Seller has the legal right to enter into and to consummate the transactions contemplated hereby and otherwise to carry out Seller’s obligations hereunder. The execution, delivery and performance by Seller of this Agreement has been duly authorized by all requisite action by Seller, and the Agreement, when executed and delivered by Buyer and Escrow Agent, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(d)         Shell Company. The Company is currently a “shell company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company has filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period of at least ninety (90) days constituting the period during which the issuer was required to file such reports and materials), other than Form 8-K reports.

(e)          DTC Eligibility. Seller understands and acknowledges that the Common Stock of the Company is DTC eligible and that, therefore, the free trading Shares can be deposited into brokerage accounts via the DTC system.

(f)          Affiliate. Seller is an officer, director or holder of 10% or more of the outstanding shares of, or otherwise an “affiliate” (as such term is defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)) of, the Company or its predecessor(s). Seller is not now nor has ever been an affiliate or associate of the Buyer and has no relationship with the Buyer other than pursuant to this Agreement.

(g)         No Group. Seller is not acting and has not acted as a member of a partnership, syndicate or other group with other persons for the purpose of acquiring, holding, or disposing of, or in connection with the voting of, securities of the Company.

(h)         No Brokers. Seller has taken no action which would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

(i)           Nature of Shares. The Shares constitute “restricted securities” within the meaning of Rule 144 of the Securities Act, the Shares bear a restrictive legend and stop transfer orders and: (i) the Shares may not be sold, pledged, or otherwise disposed of by Seller without restriction under the Securities Act and applicable state securities laws; and (ii) following the Closing, the Shares may not be sold, pledged, or otherwise disposed of by Buyer without restriction under the Securities Act and applicable state securities laws.

(j)           Experience and Knowledge. Seller acknowledges and agrees that he (i) has extensive knowledge and experience in financial and business matters; (ii) has had access to all information as to the Company as it has desired; (iii) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the operations of the Company, its business and prospects; and (iv) has received sufficient and satisfactory answers to all questions posed to the Company to evaluate the merits and risks of the transactions contemplated by this Agreement.

(k)           Diligence by Seller. Seller has satisfied itself with respect to the operations, affairs, financial condition and prospects of the Company, including, without limitation:

(i)	the Company’s limited operations;
(ii)	its audited and unaudited financial statements;
(iii)	opinions of Company’s auditors as to the status of the Company as a going concern;
(iv)	management’s decision to reevaluate the Company’s business model and plan;
(v)	the fact that the Company may be contemplating and/or engaged in discussions with other persons regarding a suitable financing transaction and/or business venture, such as a merger, acquisition, joint venture, debt and/or equity placements and/or similar or other on-balance or off-balance sheet corporate transactions, and may engage in any lawful act or activity, or engage in any business, for which corporations may be organized under the laws of the state of the Company’s incorporation;
(vi)	the fact that the Buyer may have information about any such possible transactions that is not available to the Seller.

(l)           Material Positive Effect. Seller acknowledges that if the Company were to make such changes to its business plan and/or engage in any of the transactions described in Section 2(l) above, such changes would be expected to have a material positive effect on the future value of the Company, and in particular on the value of the Shares being purchased and sold pursuant to this Agreement. Seller understands and acknowledges that the Shares could appreciate considerably in value in the near or long term and agrees to sell them anyway pursuant to this Agreement.

(m)         Company Disclosures. Seller has no knowledge of a material fact about the operations, affairs, condition or prospects of the business or the financial condition of the Company or the market for the Company’s securities that has not been publicly disclosed by the Company. Seller represents and warrants that, to Seller’s knowledge, the representations and warranties made by the Company in the Company Representation letter are true and complete in all material respects.

(n)         No Fiduciary Duty. Seller hereby acknowledges and agrees that (i) at present there is no regular public market for the Shares; (ii) the purchase and sale of the Shares is taking place in a private transaction between Seller and Buyer in an arm’s length commercial transaction at a price negotiated and agreed to by Seller as the best possible current price for the Shares; (iii) Seller is solely responsible for making its own judgments in connection with the Agreement (irrespective of whether the Company, its executive officers, auditors, or other representatives have advised or are currently advising the Company or Seller on related or other matters); and (iv) neither Buyer nor Escrow Agent has rendered advisory services of any nature or respect, nor owes any agency, fiduciary or other duty to Seller, in connection with such transaction or the process leading thereto.

(o)         Sellers’ Representative. Seller hereby appoints Sellers’ Representative to act on his/her behalf with respect to completing the transactions contemplated by this Agreement and related agreements.

3.	Representations and Warranties of the Buyer. Buyer hereby warrants and represents to Seller that:

(a)          Authorization; Enforceability. Buyer has the legal right to enter into and to consummate the transactions contemplated hereby and otherwise to carry out Buyer’s obligations hereunder. The execution, delivery and performance by Buyer of this Agreement has been duly authorized by all requisite action by Buyer, and the Agreement, when executed and delivered by Seller and Escrow Agent, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)         Investor Representations. Buyer (i) has extensive knowledge and experience in financial and business matters; (ii) has had access to all information as to the Company as it has desired; (iii) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the operations of the Company, its business and prospects; (iv) has received sufficient and satisfactory answers to all questions posed to the Company to evaluate the merits and risks of the transactions contemplated by this Agreement;

(v) is aware that, at present, there is no public market for the Shares; (vi) has adequate means of providing such Buyer’s current financial needs and foreseeable contingencies and has no need for liquidity of its investment in the Shares for an indefinite period of time; and (vii) is aware that an investment in the Shares involves a number of very significant risks.

(c)          Not an Affiliate. Buyer is not now, and has never been, an officer, director or holder of 10% or more of the outstanding shares of, or otherwise an affiliate of the Company or its predecessor(s). Buyer is not now nor has ever been an affiliate or associate of the Seller and has no relationship with the Seller other than pursuant to this Agreement.

(d)         No Group. Buyer is not acting and has not acted as a member of a partnership, syndicate or other group with other persons for the purpose of acquiring, holding, or disposing of, or in connection with the voting of, securities of the Company.

(e)          Brokerage Fees. Buyer has taken no action that would give rise to any claim by any person for brokerage commissions, finders’ fees or the like relating to this Agreement or the transaction contemplated hereby.

(f)          No Other Representations or Information. In evaluating the suitability of an investment in the Shares, the Buyer has not relied upon any representation or information (oral or written) other than as stated in this Agreement or in the Earnest Money Escrow Agreement.

(g)         No Governmental Review. Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares, nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

(h)         DTC Eligibility. Buyer understands and acknowledges that the Common Stock of the Company is DTC eligible and that, therefore, the free trading Shares can be deposited into a brokerage account via the DTC system.

(i)           Buyers’ Representative. Buyer hereby appoints Buyers’ Representative to act on his behalf with and in accordance with the provisions of this Agreement.

4.                  Escrow Agent.

(a)          Trust. The Seller Compensation, Consulting Fee Reimbursement, Escrow Fee, Certificates and Seller Deliverables shall be held by Escrow Agent as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Party, and shall be held and disbursed solely for the purposes and in accordance with the terms hereof.

(b)         Release of Escrow. If the Closing Date does not occur prior to the Final Closing Date (as defined in the Earnest Money Escrow Agreement), or such other date as the parties may agree to in writing (the “Termination Date”), the Escrow Agent shall return the Seller Compensation, Consulting Fee Reimbursement, and Escrow Fee, if applicable, to Buyer and the Certificates and Seller Deliverables to Seller without incurring any liability to any party and, upon such delivery, the delivering Escrow Agent’s responsibilities under this Agreement shall be terminated.

(c)          Duties and Responsibilities of the Escrow Agent. Escrow Agent’s duties and responsibilities shall be subject to the following terms and conditions:

    (1)               Seller and Buyer agree that the Escrow Agent (i) shall not be responsible for or bound by, and shall not be required to inquire into whether either Seller or Buyer are entitled to receipt of the Certificates and the Seller Deliverables or any escrowed funds pursuant to, any other agreement or otherwise; (ii) shall be obligated only for the performance of such duties as are specifically assumed by Escrow Agent pursuant to this Agreement; (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and believed by Escrow Agent in good faith to be genuine and to have been signed or presented by the proper person or party, without being required to determine the authenticity or correctness of any fact stated therein or the propriety or validity or the service thereof; (iv) may assume that any person believed by Escrow Agent in good faith to be authorized to give notice or make any statement or execute any document in connection with the provisions hereof is so authorized; (v) shall not be under any duty to give the property held by Escrow Agent hereunder any greater degree of care than Escrow Agent gives its own similar property, but in no event less than a reasonable amount of care; and (vi) may consult with counsel satisfactory to Escrow Agent, the opinion of such counsel to be full and complete authorization and protection in respect of any action taken, suffered or omitted by Escrow Agent hereunder in good faith and in accordance with the opinion of such counsel.

    (2)               Seller and Buyer acknowledge that Escrow Agent is acting solely as a stakeholder at their request and that the Escrow Agent shall not be liable for any action taken in good faith and believed by Escrow Agent to be authorized or within the rights or powers conferred upon Escrow Agent by this Agreement. Seller and Buyer agree to indemnify and hold harmless Escrow Agent and any of Escrow Agent’s partners, employees, agents, and representatives for any action taken or omitted to be taken by Escrow Agent or any of them hereunder, including the fees of outside counsel and other costs and expenses of defending itself against any claim or liability under this Agreement, except in the case of gross negligence or willful misconduct on the part of Escrow Agent committed in its capacity as Escrow Agent under this Agreement. The Escrow Agent shall owe a duty only to Seller and Buyer under this Agreement and to no other person.

    (3)               Buyer and Seller, jointly and severally, shall reimburse Escrow Agent for outside counsel fees, to the extent authorized hereunder and incurred in connection with the performance of its duties and responsibilities hereunder.

    (4)               Escrow Agent may at any time resign as escrow agent hereunder by giving five (5) days prior written notice of resignation to Buyers. Prior to the effective date of the resignation as specified in such notice, Buyer will issue to Escrow Agent an instruction authorizing delivery of the Seller Compensation, Consulting Fee Reimbursement and Escrow Fee, if applicable, together with the Seller’s Deliverables and the Certificates to a substitute escrow agent selected by Buyer. If no successor escrow agent is named by Buyer within three business days, Escrow Agent may apply to a court of competent jurisdiction in the State of New York for appointment of a successor escrow agent, and to deposit the Seller Compensation, Escrow Fee, if applicable, Certificates and Seller Deliverables with the clerk of any such court.

(5)               This Agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent thereto and no implied duties or obligations shall be read into this Agreement.

(6)               The provisions of this Section 4 shall survive the resignation of any Escrow Agent or the termination of this Agreement.

THE PARTIES ACKNOWLEDGE THAT THE ESCROW AGENT IS AND SHALL CONTINUE TO ACT AS BUYER’S REPRESENTATIVE’S AND/OR THE COMPANY’S COUNSEL IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND ANY PURCHASE AND SALE OF THE SHARES, AS WELL AS OTHER MATTERS.

NEITHER THE EXECUTION OF THIS AGREEMENT BY THE ESCROW AGENT, NOR ANY ACTIONS THAT THE ESCROW AGENT MAY TAKE PURSUANT TO THIS AGREEMENT SHALL UNDER ANY CIRCUMSTANCES OR FOR ANY REASON PREVENT THE ESCROW AGENT FROM HEREAFTER ACTING AS COUNSEL FOR ANY PARTY HERETO IN ANY MANNER AND FOR ANY PURPOSE WHATSOEVER, INCLUDING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

EACH OF BUYER AND SELLER HEREBY SPECIFICALLY WAIVES ANY CONFLICT OF INTERST WHICH MAY EXIST OR MAY HEREAFTER EXIST BY VIRTUE OF THE FACT THAT THE ESCROW AGENT IS NOW OR MAY AT ANY POINT HEREAFTER SIMULTANEOULY REPRESENT THE BUYER’S REPRESENTATIVE OR THEY COMPANY WHILE ACTING AS THE ESCROW AGENT HEREUNDER.

5.             Miscellaneous.

(a)          Default by Seller. Seller’s failure, or failure of Seller’s agents, representatives, brokers (“Seller’s Agents”) to deliver the Certificates and Seller Deliverables to Escrow Agent prior to the Closing Date, or the Company’s failure to deliver any required Medallion Guaranty Waiver to Escrow Agent prior to the Closing Date, shall constitute a default under this Agreement (“Default”). Nothing herein shall limit Buyer’s right to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein for an injunction against a violation of any of the terms hereof or thereof, or for the pursuit of any other remedy which it may have by virtue of this Agreement, for the failure of Seller, Seller’s Agents, or the Company and its transfer agent to deliver the Certificates and Seller Deliverables, and the Buyer shall have the right to pursue all remedies available to it at law or in equity, including, without limitation, a decree of specific performance or injunctive relief. In the event of Default, Seller shall pay to the Buyer the reasonable costs and expenses of collection and of any other actions referred to in this paragraph (a) or otherwise reasonably appropriate, including without limitation reasonable attorneys’ fees, expenses and disbursements.

(b)         Default by Buyer. Buyer’s failure to deliver the Seller Compensation, Consulting Fee Reimbursement and Escrow Fee to Escrow Agent prior to the Closing Date shall constitute a default. If such default is not cured by the Termination Date, then Seller may terminate this Agreement and demand the immediate return of the Certificates and Seller Deliverables by notice to the Escrow Agent. Until the Termination Date, Seller’s sole remedy in case of such a default shall be to delay the Closing. Upon Buyer’s timely cure of such a default, Seller shall be required to fulfill its obligations hereunder.

(c)          Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties.

(d)         Choice of Law. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements entered into and to be performed entirely within New York without applying its principles of choice of law.

(e)          Submission to Jurisdiction. Each party to this Agreement (a) submits to the exclusive jurisdiction of any state or federal court located in New York County in the State of New York having subject matter jurisdiction in any action or proceeding arising out of or relating to this Agreement, (b) agrees that any dispute or controversy concerning, arising out of or relating to this Agreement may be heard and determined in any such court, and (c) shall not bring any action or proceeding concerning, arising out of or relating to this Agreement in any other court. Each party to this Agreement waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought. Any party to this Agreement may make service on another party hereto by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in this Agreement. Nothing in this Section 5(k), however, shall affect the right of any party to serve legal process in any other manner permitted by law.

(f)          Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE AND AGREES NOT TO REQUEST A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(g)         Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or sent by overnight delivery by a nationally recognized overnight courier upon proof of sending thereof and addressed to the party to be notified at the address indicated for such party on its signature page hereto, or at such other address as such party may designate by written notice to the other parties.

(h)         Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Seller, Buyer and Escrow Agent.

(i)           Expenses. Each of the parties shall bear its own costs and expenses incurred with respect to the negotiation, execution, delivery, and performance of this Agreement.

(j)           Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(k)         Entire Agreement. This Agreement represents and constitutes the entire agreement and understanding between the parties with regard to the subject matter contained herein. All prior agreements, understandings and representations are hereby merged into this Agreement.

(l)           Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Among other things, “or” is not exclusive and the singular may include the plural and the plural may include the singular, all as the context requires.

(m)       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties. This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

(n)         Severability. In the case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(o)         Further Acts. Each of Buyer and Seller shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as another party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed, or caused to be executed on their behalf by an agent thereunto duly authorized, this Agreement as of the date first above written.

SELLER:

Name:

SELLER ADDRESS:

Number of Shares being sold: 5,000,000
Seller Compensation per share: $

BUYER

Number of Shares purchased:	5,000,000
Seller Compensation per share:	$
Total Seller Compensation:	$
Consulting Fee Reimbursement per share	$
Total Consulting Fee Reimbursement	$
Escrow Fee	$

Foreign Wire Fees ($75.00 if applicable):		$75.00

Aggregate Buyer Payment:	$

Address of Record:

Delivery Instructions:

ESCROW AGENT:

CRONE LAW GROUP PC

By:

Name:       Mark E. Crone

Title:         Managing Partner

Address:

1801 Century Park East, Suite 2400

Los Angeles, CA 90067